UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014

RIMROCK GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-149552	75-3266961
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Rd. Suite D155
Las Vegas, NV 89103
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 1-800-854-7970

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01     Entry into a Material Definitive Agreement.

On April 14, 2014, Rimrock Gold Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Redwood Fund LP, a Delaware limited partnership (the “Purchaser”) for an aggregate principal amount of $100,000 (the “Purchase Price”). Pursuant to the Securities Purchase Agreement, the Company issued the following to the Purchaser: (i) a Convertible Promissory Note (the “First Note”); and (ii) a five-year warrant (the “ First Warrant”) to purchase an aggregate of 100,000 shares of the Company’s common stock, par value $0.001 per share, (the “Original Warrant Shares”) for an exercise price of $0.10 per share. The Purchaser shall also have the right to purchase from the Company, at the Purchaser’s discretion, within 30 days of the original purchase: (i) a second Convertible Note (the “Second Note” and, together with the First Note, the “Notes) within of the Note, in the original principal amount of $150,000; and (ii) a second warrant (the “Second Warrant” and, together with the First Warrant, the “Warrants”) to purchase up to 150,000 shares of the Company’s Common Stock (together with the Original Warrant Shares, the “Warrant Shares”).

The terms of the Note and the Warrant are as follows:

Convertible Promissory Notes

The Notes earn an interest rate per day equal to 12% and a maturity date of six months from the original issuance date.  The Notes are convertible any time after 120 days after issuance, and the Purchaser has the right to convert the Note into shares of the Company’s common stock at a conversion price of $0.075 per share (the “Note Conversion Price”). The Note Conversion Price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions and any issuances of securities below the Note Conversion Price.

The Company has the option to prepay all or any portion of the purchase price; however, the prepayment amount must be 110% of the principal amount to be prepaid together with all accrued but unpaid interest. In addition, the Company shall issue a Warrant at an exercise price of $0.10 per share for up to the prepayment amount.

In the event the Notes are not repaid on the Maturity Date, the interest rate on the Note shall be the lesser of 20% per annum or the maximum rate permissible by law.

Warrant

The Warrants are exercisable in whole or in part, at an initial exercise price per share of $0.10 (subject to adjustment) (the “Exercise Price”), and may be exercised on a cashless basis. The exercise price and number of shares of the Company’s common stock issuable under the Warrants are subject to adjustments for stock dividends, splits, combinations, subsequent rights offerings, pro rata distributions and similar events. Additionally, at any time that the Company issues any common stock at a price less than the Exercise Price, the Exercise Price shall then be reduced on a weighted average calculation. Any adjustment to the Exercise Price shall similarly cause the number of warrant shares to be adjusted proportionately so that the total value of the Warrants shall remain the same.

If, pursuant to the First Note, the Company has not paid in full the principal amount plus all accrued and unpaid interest thereon prior to 120 days following the closing date of the Second Note and Second Warrant, the First Warrant shall be deemed automatically amended to provide that the number of Original Warrant Shares shall increase from 100,000 to 200,000. All other terms of the First Warrant shall remain the same.

In the case of certain fundamental transactions affecting the Company, the holders of the Warrants will have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or the Company and any additional consideration received as a result of such fundamental transaction.

The foregoing description of the terms of the Securities Purchase Agreement, the form of Note, and the form of Warrant, do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements filed as exhibits 10.1, 4.1, and 4.2 to this Current Report on Form 8-K (this “Report”).

Item 3.02     Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

The foregoing securities under the Securities Purchase Agreement were offered and sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Accordingly, the Lender may sell the Secured Note, Convertible Debenture or the underlying Common Stock only pursuant to an effective registration statement under the Securities Act covering the resale of those securities, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Convertible Promissory Note
4.2	Form of Warrant
10.1	Securities Purchase Agreement, dated April 14, 2014, by and among Rimrock Gold Corp. and Redwood Fund LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rimrock Gold Corp.

Date: April 21, 2014	By:	/s/ Jordan Starkman
Jordan Starkmam President, Chief Executive Officer, and Chief Financial Officer